Exhibit 99.1

JINHAO MOTOR COMPANY
FORM 10-Q DISCLOSURE

TABLE OF CONTENTS

PART I	FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS
ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
ITEM 4 .	CONTROLS AND PROCEDURES

PART II	OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS
ITEM 1A.	RISK FACTORS
ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
ITEM 3.	DEFAULTS UPON SENIOR SECURITIES
ITEM 4.	(REMOVED AND RESERVED)
ITEM 5.	OTHER INFORMATION

PART I
FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

     JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)
JUNE 30, 2010 AND 2009

INDEX TO FINANCIAL STATEMENTS

Contents	Page(s)
Statements of Income and Comprehensive Income for the periods ended June 30, 2010 and 2009	2
Statements of Financial Position at June 30, 2010 and December 31, 2009	3
Statements of Changes in Shareholder’s Equity for the periods ended June 30, 2010 and 2009	4
Statements of Cash Flows for the periods ended June 30, 2010 and 2009	5
Notes to the Consolidated Financial Statements	7 - 23

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Condensed Consolidated Statements of Income and Comprehensive Income for the periods ended June 30, 2010 and 2009
(UNAUDITED)

(Expressed in thousands of US dollars except number of shares and per share amounts)

	Three months		Six months
	ended June 30,		ended June 30,

	2010	2009	2010	2009
Sales	$52,970	$46,802	$103,375	$78,993
Cost of goods sold	40,275	38,651	79,308	64,268
Gross profit	12,695	8,151	24,067	14,725
Expenses
Selling	(2,467)	(1,343)	(5,182)	(3,180)
General and administrative	(302)	(194)	(674)	(375)
Amortization of development cost (note 11)	(612)	-	(1,223)	-
	(3,381)	(1,537)	(7,079)	(3,555)
Income from operations (note 5)	9,314	6,614	16,988	11,170
Finance costs	233	159	440	292
Income before income taxes	9,081	6,455	16,548	10,878
Income tax expense	1,224	736	2,253	1,217
Net income for the period	7,857	5,719	14,295	9,661
Other comprehensive income:
Unrealized gains (losses) on translating financial
Statements to reporting currency	844	36	845	(100)
Comprehensive income	$8,701	$5,755	$15,140	$9,561
Income per share:
Basic and diluted	$157	$114	$286	$193
Weighted average number of common shares outstanding:
Basic and diluted	50,000	50,000	50,000	50,000

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Condensed Consolidated Statements of Financial Position at June 30, 2010 and December 31, 2009
(UNAUDITED)

 (Expressed in thousands of US dollars)

	June 30,	December 31,
	2010	2009
Assets
Current assets
Cash	$10,597	$9,032
Short-term investments	-	1,465
Trade receivables	11,447	5,780
Due from related parties (note 7)	-	47
Prepayments, deposits and other receivables	606	322
Inventories	12,632	1,168
	35,282	17,814
Prepayments, deposits and other receivables	1,665	921
Plant and equipment (note 8)	45,931	41,161
Construction in progress (note 9)	46,456	53,623
Land use right (note 10)	838	861
Development costs (note 11)	22,776	23,851
Deferred income tax assets	576	573
	$153,524	$138,804
Liabilities
Current liabilities
Bank loans (note 12)	$11,060	$12,453
Trade payables	3,472	4,742
Customer deposits	203	387
Due to related parties (note 7)	220	-
Warranty provision	53	17
Income taxes payable	3,090	816
Other payables and accrued liabilities	2,484	2,603
	20,582	21,018
Bank loans (note 12)	2,359	2,344
Deferred income tax liabilities	98	97
	23,039	23,459
Shareholder’s Equity
Share capital	50	50
Additional paid in capital	56,326	56,326
Statutory reserves	6,195	6,195
Retained earnings	56,678	42,383
Accumulated other comprehensive income –
foreign translation adjustment	11,236	10,391
	130,485	115,345
	$153,524	$138,804
Commitments (note 13)

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statement

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Shareholder’s Equity for the periods ended June 30, 2010 and 2009
(UNAUDITED)

(Expressed in thousands of US dollars except number of shares)

	Number of Shares	Share Capital	Additional Paid in Capital	Statutory Reserves Fund	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
Balance, December 31, 2008	50,000	$50	$56,326	$6,195	$16,667	$10,419	$89,657
Net income		-	-	-	9,661	-	9,661
Other comprehensive income –
foreign translation adjustments		-	-	-	-	(100)	(100)
Balance, June 30, 2009	50,000	$50	$56,326	$6,195	$26,328	$10,319	$99,218

Balance, December 31, 2009	50,000	$50	$56,326	$6,195	$42,383	$10,391	$115,345
Net income		-	-	-	14,295	-	14,295
Other comprehensive income –
foreign translation adjustments		-	-	-	-	845	845
Balance, June 30, 2010	50,000	$50	$56,326	$6,195	$56,678	$11,236	$130,485

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows for the periods ended June 30, 2010 and 2009
(UNAUDITED)

(Expressed in thousands of US dollars)

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
Cash flow from operating activities:
Net income for the year	$7,857	$5,719	$14,295	$9,661
Items not affecting cash:
Depreciation and amortization	1,558	915	3,026	1,829
Amortization of development costs	612	-	1,223	-
Warranty provision	-	-	35	-
Changes in non-cash working capital items:
Accounts receivable	(9,761)	5,338	(5,596)	20,571
Prepayments and other receivables	(628)	2,864	(1,013)	(3)
Inventory	(246)	2,287	(11,380)	11,298
Due from related party	-		29	644
Income tax payable	1,224	-	2,253	-
Accounts payable	590	3,440	(1,292)	9,548
Customer deposits	(185)	(208)	(185)	(530)
Due to related party	235	-	235	-
Other payable and accrued liabilities	(390)	3,157	(135)	4,620
	866	23,512	1,495	57,638
Cash flow from investing activities:
Purchase of property, plant and equipment	-	(24,832)	-	(52,445)
Short-term investment	1,465	-	1,465	-
	1,465	(24,832)	1,465	(52,445)
Cash flow from financing activities:
Proceeds from bank loans	6,595	-	6,595	2,926
Repayment of bank loans	(8,060)	-	(8,060)	(2,194)
	(1,465)	-	(1,465)	732
Foreign exchange (loss) gain on cash held in foreign currency	69	4	70	4
Increase (decrease) in cash	935	(1,316)	1,565	5,929
Cash, beginning of period	9,662	9,091	9,032	1,846
Cash, end of period	$10,597	$7,775	$10,597	$7,775

The interest paid during the three and six months periods ended June 30, 2009 was $238 and $446 (June 30, 2009 – $169 and $303). Total tax paid during the three and six months periods ended June 30, 2010 was $ Nil and $Nil (June 30, 2009 – $ Nil and $Nil).

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

1.	Nature of Operations

Jinhao Power Holdings Limited (the “Company” or “Jinhao”) was incorporated by the sole shareholder, Mr. Chak Shing Tsoi (the “Shareholder”), on January 27, 2010 as a holding company. The registered office of the Company is located at 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town, Tortola, British Virgin Islands (“BVI”).

Guangdong Jinhao Motorcycle Co., Ltd (“Guangdong Jinhao”) was incorporated on March 24, 2003 and has been 75% owned by the Shareholder through Jinhao Motorcycle Company Limited (“Jinhao HK”), which is 100% owned by the Shareholder. Jinhao New Energy (Zhaoqing) Development Co., Ltd. (“New Energy”), a 100% subsidiary of Jinhao HK, has a beneficial interest in the remaining 25% investment in Guangdong Jinhao through a management services agreement entered into with Zhaoqing Haoyan Industrial Co. Ltd (“Haoyan”), the legal owner of that interest.

On February 8, 2010, the Shareholder of the Company transferred all of his shares in Jinhao HK into the Company. After the share transfer, the Company consolidated 100% of the accounts of Jinhao HK, Guangdong Jinhao and New Energy. The re-organization was treated as “Under Common Control”. The consolidated financial statements of the Company have been prepared applying the continuity of interest method of accounting, despite the change in the legal structure. This results in financial information of the Company being presented as if it had legally owned 100% of Guangdong Jinhao since March 24, 2003.

2.	Basis of Preparation

These condensed consolidated interim financial statements are unaudited and are prepared in accordance with International Accounting Standards 34 (“IAS 34”), “Interim Financial Reporting”. The accounting policies applied are consistent with those of the consolidated financial statements for the years ended December 31, 2009 and 2008, except for the adoption of the new standards and amendments to existing standards described in Note 3.

These condensed consolidated interim financial statements should therefore be read in conjunction with the consolidated financial statements for the years ended December 31, 2009 and 2008. These interim results are not indicative of the results which may be obtained for the entire year.

In the opinion of management, all adjustments necessary to present fairly the statements of financial position as at June 30, 2010 and December 31, 2009, and the statements of comprehensive income, changes in shareholder’s equity and cash flows for the three and six months periods ended June 30, 2009 and 2010, as applicable, have been made.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)

(Expressed in thousands of US dollars, except share and per share amounts)

3.	Significant Accounting Policies

The Company has adopted the following new standards or amendments which were not effective prior to the consolidated financial statements for the year ended December 31, 2009:

Revised IFRS 3 “Business Combinations”

The revised standard introduces some changes which affect (among other things) the valuation of non-controlling interests, the accounting for transaction costs, the initial recognition and subsequent measurement of contingent consideration and the accounting for business combinations achieved in stages. These changes will impact the amount of goodwill recognized, the reported results in the period that an acquisition occurs and future reporting results.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendments to IAS 7 “Statement of Cash Flows”

The amendments clarify that only expenditures that result in the recognition of an asset can be classified as a cash flow from investing activities.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendments to IAS 17 “Leases”

The amendments clarify that when a lease includes the land and building elements, an entity should determine the classification of each element based on paragraphs 7 - 13 of IAS 17, taking account of the fact that land normally has an indefinite economic life.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendments to IAS 27 “Consolidated and Separate Financial Statements”

The amendments (among other things) require accounting for changes in ownership interests by the Company in a subsidiary, while maintaining control, to be recognized as an equity transaction. When the Company loses control of a subsidiary, any interest retained in the former subsidiary will be measured at fair value with the gain or loss recognized in profit or loss.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment of IAS 28 “Investment in Associates”

Following the adoption of Amended IAS 27 as aforesaid, certain provisions in IAS 28 “Investment in Associates” have been amended. Pursuant to the amendment, during the partial disposal of an associated company that leads to the loss of significant influence, the remaining investment following the partial disposal should be measured at fair value. The difference between the carrying amount of the remaining investment and its fair value is carried to profit or loss.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment to IAS 36 “Impairment of Assets”

The amendment stipulates that the cash-generating units or groups of cash-generating units to which goodwill is allocated within the framework of impairment testing shall not be larger than an operating segment, excluding the grouping of segments with similar financial characteristics.

The adoption of this standard on January 1, 2010 did not have a material impact on the Company’s consolidated interim financial statements.

Amendments to IAS 38 “Intangible Assets”

The amendments clarify guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar economic useful life.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment to IAS 39 “Financial Instruments: Recognition and Measurement”

The amendment limits the exemption from the implementation of the Standard solely to forward contracts between a seller and a buyer for the purchase or sale of an acquiree under a business combination on a future purchase date, provided that the obtaining of the required approvals and the closing of the transaction do not exceed a reasonable period.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

Additionally, the amendment clarifies that gains or losses attributed to a cash flow hedge in a forecast transaction are to be reclassified from shareholders’ equity to profit or loss during the period in which the hedged anticipated cash flows affect the profit or loss.

The amendment further determines that the early repayment option that is embedded in a host debt or insurance contract is invariably linked to the host contract, with the exercise increment of the early repayment option serving as an indemnification to the lender for the loss of interest.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment to IFRS 5 “Non-Current Asset Held for Sale and Discontinued Operations”

Pursuant to the amendment, the assets and liabilities of a subsidiary are to be classified as held-for- sale to the extent that the parent company has undertaken to carry out a program for the sale of its controlling interest therein, even if it intends to maintain a non-controlling interest.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

IFRIC 17 “Distribution of Non-cash Assets to Owners”

This interpretation prescribes the accounting treatment of non-cash assets to shareholders. The interpretation, inter alia, determines the date of measurement of an obligation to distribute non-cash assets to the owners of the entity and the measurement of the amount of liability until the date of its settlement.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

IFRIC 18 “Transfers of Assets from Customers”

The interpretations clarify the accounting for arrangements where an item of property, plant and equipment, which is provided by the customer, is used to provide an ongoing service.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

Amendments to IFRS 2 “Cash-settled Share-based Payment Transactions”

These amendments prescribe the accounting treatment in the separate financial statements of an entity of share-based payment transactions which are settled by other entities in the Group. In addition, the amendments to IFRS 2 integrate previous guidelines of IFRIC 8: “Scope of IFRS 2” and IFRIC 11: “Group and Treasury Share Transactions”.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment to IFRS 8 “Operating Segments”

Pursuant to the amendment, disclosure is to be provided with respect to the measurement of the assets of a reportable segment only to the extent that such information is regularly reported to the chief operating decision-maker.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

New Standards and interpretations issued subsequent to fiscal 2009 year-end but not yet in effect:

Amendment to IFRIC 14 “ Prepayments of a Minimum Funding Requirement”

This amendment permits a voluntary prepayment of a minimum funding requirement to be recognized as an asset. This Amendment is effective for annual reporting periods commencing on or after January 1, 2011.

Amendment to IAS 24 “Related party disclosures”

The amendment removes the requirement for government-related entities to disclose details of all transactions with the government and other government-related entities, and clarifies and simplifies the definition of a related party. The amended definition means that some entities will be required to make additional disclosures. For example, a subsidiary is now required to disclose transactions with an associate of its parent. An entity that is controlled by an individual that is part of the key management personnel of another entity is now required to disclose transactions with that second entity. This amendment is effective for annual reporting periods commencing on or after January 1, 2011.

Amendment to IAS 32 “Financial Instruments: Presentation”

The amendment permits rights issues (rights, options or warrants) that are denominated in a currency other than the functional currency of the issuer to be classified as equity provided certain conditions are met. Previously such rights issues had to be classified as derivative liabilities. This amendment is effective for annual reporting periods commencing on or after February 1, 2010.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

4.	Segment Information

	Three Months Ended June 30, 2010
	Motorcycles	Electric cars	Consolidated
Sales to external customers	$44,119	$8,851	$52,970
Total revenue			$52,970

Segment results	$7,682	$1,934	$9,616
Unallocated expenses (i)			(302)
Operating income			9,314
Finance costs			(233)
Income tax expense			(1,224)
Net income for the period			$7,857

	Three Months Ended June 30, 2009
	Motorcycles	Electric cars	Consolidated
Sales to external customers	$46,802	$-	$46,802
Total revenue			$46,802

Segment results	$6,808	$-	$6,808
Unallocated expenses (i)			(194)
Operating income			6,614
Finance costs			(159)
Income tax expense			(736)
Net income for the period			$5,719

(i) Unallocated expenses include corporate management and administration overhead expense.

	Six Months Ended June 30, 2010
	Motorcycles	Electric cars	Consolidated
Sales to external customers	$91,009	$12,366	$103,375
Total revenue			$103,375

Segment results	$16,076	$1,586	$17,662
Unallocated expenses (i)			(674)
Operating income			16,988
Finance costs			(440)
Income tax expense			(2,253)
Net income for the period			$14,295

	Six Months Ended June 30, 2009
	Motorcycles	Electric cars	Consolidated
Sales to external customers	$78,993	$-	$78,993
Total revenue			$78,993

Segment results	$11,545	$-	$11,545
Unallocated expenses (i)			(375)
Operating income			11,170
Finance costs			(292)
Income tax expense			(1,217)
Net income for the period			$9,661

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

5.	Operating Income by Nature

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Sales of motorcycles	$44,119	$46,802	$91,009	$78,993
Sales of electric cars	8,851	-	12,366	-
Total revenue	52,970	46,802	103,375	78,993
Less:
Raw materials and consumables used	37,234	34,874	73,204	58,528
Freight charges	1,977	2,117	4,122	3,516
Depreciation and amortization	1,558	915	3,026	1,829
Sales commissions	1,259	1,343	2,612	2,295
Amortization of development costs	612	-	1,223	-
Employee costs and benefits	548	501	1,150	882
Excise tax and other government charges	215	324	489	543
Professional fees	129	-	291	-
Utilities	101	101	218	195
Office expenses	18	11	42	32
Maintenance expenses	5	2	10	3
	43,656	40,188	86,387	67,823
	$9,314	$6,614	$16,988	$11,170

6.	Earnings Per Share

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income	$7,857	$5,719	$14,295	$9,661

Weighted average number of common shares issued	50,000	50,000	50,000	50,000
Basic and diluted earnings per share	$157	$114	$286	$193

Basic and diluted earnings per share are the same because the Company does not have any equity instruments that would impact the calculation of diluted earnings per share during the three and six month periods ended June 30, 2009 and 2010.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

7.	Related Party Transactions and Balances

A summary of balances and transactions with related parties is as follows:
	June 30,	December 31,
	2010	2009
With the shareholder or director:
Due (to) from the shareholder/director	$(220)	$47

Transactions with entities under common control

U-Harbour, Haoyan and the Company are under common control. There are no transactions between the Company and U-Harbour and Haoyan for the three and six months ended June 30, 2010 and 2009. The Company does not have any outstanding balances with U-Harbour and Haoyan as of June 30, 2010 (December 31, 2009 - $Nil).

Due from the shareholder/ director:

The balance due from the shareholder and director represents money advanced to the shareholder and director. It is non-interest bearing and has no fixed terms of repayments.

The balance due to the shareholder and director represents unpaid compensation and unreimbursed business expenses paid by the shareholder on behalf of the Company.

Key management compensation

During the three and six months ended June 30, 2010, there were six Executive Officers (five members in 2009) and two Non-Executive Directors (two members in 2009). Key management salaries and other benefits incurred for the three and six months ended June 30, 2010 were $24 and $54 (2009 - $24 and $54).

8.	Plant and Equipment
	June 30, 2010
		Equipment
		and	Office
	Buildings	machinery	equipment	Vehicles	Total
Cost
Balance at January 1, 2010	$10,532	$45,590	$101	$262	$56,485
Additions	7,472	-	-	-	7,472
Translation difference	115	298	1	2	416

Balance at June 30, 2010	$18,119	$45,888	$102	$264	$64,373

Depreciation and impairment
Balance at January 1, 2010	$2,407	$12,736	$84	$97	$15,324
Depreciation during the period	341	2,624	9	24	2,998
Translation difference	18	100	1	1	120

Balance at June 30, 2010	$2,766	$15,460	$94	$122	$18,442

Net book value at January 1, 2010	$8,125	$32,854	$17	$165	$41,161

Net book value at June 30, 2010	$15,353	$30,428	$8	$142	$45,931

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

8.	Plant and Equipment (continued)

		December 31, 2009
		Equipment
		and	Office	Motor
	Buildings	machinery	equipment	vehicles	Total
Cost
Balance at January 1, 2009	$10,537	$5,484	$101	$263	$36,385
Additions	-	20,105	-	-	20,105
Translation difference	(5)	1	-	-	(4)

Balance at December 31, 2009	$10,532	$45,590	$101	$263	$56,486
Depreciation and impairment
Balance at January 1, 2009	$1,902	$9,147	$66	$51	$11,166
Depreciation during the period	505	3,591	18	47	4,161
Translation difference	-	(2)	-	-	(2)

Balance at December 31, 2009	$2,407	$12,736	$84	$98	$15,325

Net book value at January 1, 2009	$8,635	$16,337	$35	$212	$25,219

Net book value at December 31, 2009	$8,125	$32,854	$17	$165	$41,161

Depreciation expense is included in cost of goods sold and general and administrative expense. The depreciation expense for the three and six months ended June 30, 2010 is $1,544 and $2,998 (2009 – $901 and $1,802). Certain of the Company’s buildings and its land use right were pledged to secure one of the bank loans (note 12).

9.	Construction in Progress

	June 30, 2010
	Building and plants under construction	Equipment and machinery to be installed	Electric car moulds	Total
Balance, January 1, 2010	$20,001	$17,127	$16,495	$53,623
Additions	-	-	-	-
Transfer to property, plant and equipment	(7,472)	-	-	(7,472)
Translation difference	85	112	108	305
Balance, June 30, 2010	$12,164	$17,239	$16,603	$46,456

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

9.	Construction in Progress (continued)

			December 31, 2009
		Equipment and
	Building and plants	machinery to be	Electric car
	under-construction	installed	moulds	Total
Balance, January 1, 2009	$10,770	$3,638	$-	$14,408
Additions	9,228	13,479	16,481	39,188
Transfer to property, plant and equipment	-	-	-	-
Translation difference	3	10	14	27
Balance, December 31, 2009	$20,001	$17,127	$16,495	$53,623

The Company’s construction in progress is composed of the buildings and warehouse under construction and machinery and equipment for the electric cars installation process.

10.	Land Use Right

	June 30,	December 31,
	2010	2009
Balance, beginning of the period	$861	$917
Amortization for the period	(28)	(56)
Translation difference	5	-
Balance, end of the period	$838	$861

As of June 30, 2010, the Company had one land use right from the PRC government with a term of 48 years. The Company is amortizing this amount over 20 years because the Company’s operating license is 20 years. The remaining amortization period is 15 years. Amortization expense is included in general and administrative expenses. The amortization expense for the three and six months ended June 30, 2010 is $14 and $28 (2009 - $14 and $28).

Under the PRC law, land use rights can be revoked and the tenants can be forced to vacate at any time when redevelopment of the land is in the public interest. The Company’s land use right and buildings were pledged to secure one of the bank loans (note 12).

11.	Development Costs

	June 30,	December 31,
	2010	2009
Balance, beginning of the period	$23,851	$10,357
Additions	-	14,099
Amortization	(1,223)	(611)
Translation difference	148	6
Balance, end of the period	$22,776	$23,851

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

For the three and six months ended June 30, 2010, the Company amortized $612 and $1,223 of development costs. (2009 -$Nil and $Nil).

12.	Bank Loans

	June 30,	December 31,
	2010	2009
China Merchandise Bank (a)	$2,949	$4,395
Shenzhen Development Bank (b)	4,424	4,395
Bank of Communications (c)	3,687	3,663
Dawang Rural Credit Cooperative (d)	2,359	2,344
Total bank loans	13,419	14,797
Less: Current-portion of bank loans	11,060	12,453
Long-term portion of bank loans	$2,359	$2,344

	June 30,	December 31,
	2010	2009
The bank loans are repayable as follows:
Within 1 year or on demand	$11,060	$12,453
After 1 year but within 2 years	$2,359	$2,344

The long-term loan is secured by some of the Company’s buildings (note 8) and land use right (note 10). The carrying values of secured assets are as follows:

	June 30,	December 31,
	2010	2009
Buildings (e)	$7,924	$8,125
Land use right (e)	838	861
	$8,762	$8,986

(a)

The Company has an operating line of credit from China Merchandise Bank with a maximum available credit of approximately $4,866. The amount withdrawn from the line is due in six months from the date of withdrawal. The line bears interest at 110% of the People's Bank of China (“PBOC”) prime rate. The interest rate was 5.94% at June 30, 2010 (December 31, 2009 – 5.94%). The line will expire on March 24, 2011 and is guaranteed by Haoyan and the Shareholder.

(b)

The Company has two operating lines of credit from Shenzhen Development Bank with total available credit to a maximum of approximately $4,424. The amounts withdrawn from the lines are due in December 2010 and bear interest at 130% of the PBOC prime rate. The interest rate was approximately 7.268% at June 30, 2010 (December 31, 2009 – 6.318%). The lines of credit are available until December 31, 2010.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

12.	Bank Loans (continued)

(c)

The Company has three bank loans from Bank of Communications for a total of $3,687. The loans are due on various dates in July 2010 and bear interest at 110% of the PBOC prime rate. The interest rate was approximately 5.35% at June 30, 2010 (December 31, 2009 - 5.67%).

(d)

The Company has an operating line of credit from Dawang Rural Credit Cooperative with total available credit to a maximum of approximately $2,654. The loan bears interest at a fixed rate of 6.975%. The loan is secured by the land use right and certain buildings. Both the due date of the loan and the expiry date of the line are April 1, 2012.

(e) The secured buildings and land use right cannot be re-pledged without permission from the existing debt holder.

Due to the market nature of interest being charged, the carrying values of bank loans are the same as their respective fair values.

13.	Commitments

(i)

The Company has entered into a contract with a vendor to construct a manufacturing plant and an office building with estimated future costs of $562 as of June 30, 2010. The project is expected to be completed by March 31, 2011.

(ii) The Company contracted a supplier to install and test certain electric car equipment in 2010 with an estimated cost of $1,099.

14.	Financial Instruments and Risk Management

Exposure to credit, liquidity, interest rate and currency risks arise in the normal course of the Company’s business. The related risk management policies and practice are described below:

(a) Credit Risk and Concentration Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s trade receivables.

The Company’s exposure to credit risk is influenced mainly by the characteristics of such long-term customers. A significant portion of the Company’s trade receivables are from export agents. Over the last three years, the Company has not suffered any significant credit related losses with any of its customers. As at June 30, 2010, the age of the Company’s trade receivables is all within 90 days (December 31, 2009 - 90 days). The Company does not consider any of its financial assets to be impaired.

At June 30, 2010, the Company had a credit and concentration risk, consisting of 57% and 39% (December 31, 2009 – 2% and 98%) of trade receivables due from two export agents, respectively.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

14.	Financial Instruments and Risk Management (continued)

(a)

Credit Risk and Concentration Risk (continued)

The Company reviews financial assets past due on an ongoing basis with the objective of identifying potential matters which could delay the collection of funds at an early stage. Once items are identified as being past due, contact is made with the respective customer to determine the reason for the delay in payment and to establish an agreement to rectify the breach of contractual terms. The carrying amount of financial assets represents the maximum credit exposure. Based on historic default rates, the Company believes that there are minimal requirements for an allowance for doubtful accounts and as a result, no allowance has been recorded. As well, deposits by certain customers are often made, which also helps to mitigate the risk, if any.

(b)	Market Risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates, will affect the Company’s income or the value of its holding of financial instruments.

Foreign currency exchange risk

The Company’s manufacturing and sales operations are based in the PRC and accordingly revenues and related expenses generated from the Company’s Chinese subsidiaries are incurred in RMB. The statements of comprehensive income of the Company are translated into US dollars at the average exchange rates in each applicable period. To the extent the US dollar strengthens against the RMB, the conversion of these foreign currency denominated transactions into US dollars results in reduced revenues, operating expenses and net income from the Company’s operations. Similarly, the Company’s revenues, operating expenses and net income will increase if the US dollar weakens against the RMB.

The Company cannot predict the effect foreign exchange fluctuations will have on its results going forward. However, if there is an adverse change in foreign exchange rates versus the US dollar, it could have a material effect on net income and other comprehensive income. The Company does not hold any foreign currency hedging contracts that mitigate this risk.

Substantially all the Company’s cash, short-term investments, trade receivables, due from related parties, trade payables, other payables and accrued liabilities and bank loans are denominated in RMB.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

14.	Financial Instruments and Risk Management (continued)

	(b)	Market Risk (continued)

Foreign currency exchange risk (continued)

The following table summarizes the Company’s major foreign currency exposure as of June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009
	In thousands of RMB	In thousands of RMB
Cash	$71,867	$61,654
Short-term investments	-	10,000
Trade receivables	77,625	39,451
Due (to) from related parties	(1,814)	(9)
Bank loans	(91,000)	(101,000)
Trade payables	(23,544)	(32,370)
Other payables	(16,846)	(17,007)
Net financial liabilities	$(16,288)	$(39,281)

Gains and losses arising upon translation of these amounts into US dollars for inclusion in the consolidated financial statements are recorded within accumulated other comprehensive income, a component of shareholder’s equity. At June 30, 2010, a 10% change in the average exchange rate between the US dollar and the RMB on the financial instruments would have an effect of $240 on other comprehensive income (December 31, 2009 – $575).

Interest rate risk

The interest rates and terms of repayment of the Company’s borrowings are disclosed in note 12. Management has determined that the Company’s exposure to interest rate risk is not significant.

(c)	Liquidity risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due. The Company’s growth is financed through a combination of cash flows from operations, borrowing under the existing credit facilities and additional investment from the shareholder. One of management’s primary goals is to maintain an optimal level of liquidity through active management of assets and liabilities as well as cash flows. Management believes that the Company’s cash flow generated from operations and the Company’s ability to obtain financing from the banks will be sufficient to fulfill its contractual payment obligations over the next twelve months. Therefore, management believes that there is no significant liquidity risk. Except for the long-term bank loan, the Company does not have financial liabilities due after 12 months.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

14.	Financial Instruments and Risk Management (continued)

At June 30, 2010, the Company’s cash balance was $10,597 (December 31, 2009 - $9,032), working capital was $14,700 (December 31, 2009 - negative $3,204), and short-term bank loans balance were $11,060 (December 31, 2009 - $12,453).

(d)	Fair value

The fair value of cash, short-term investments, trade receivables, other receivables, bank loans, trade payables, other payables and accrued liabilities approximates their carrying values due to their short-term maturities. The fair value of the amount due from a related party is not readily determinable due to the related party nature of the advances.

15.	Subsequent Events

(i)

On July 19, 2010, Jinhao HK and New Energy, subsidiaries of the Company, entered into a series of agreements with Haoyan, whereby Jinhao HK transferred 26% of its ownership interest in Guangdong Jinhao to Haoyan. After the share transfer Haoyan’s and Jinhao HK’s ownership interests in Guangdong Jinhao were revised to 51% and 49% respectively. The re-organization was treated as “Under Common

Control”. Per the agreements, New Energy has a beneficial interest in Haoyan’s 51% ownership in Guangdong Jinhao and an exclusive option to acquire all of Haoyan’s equity interest in Guangdong Jinhao for an exercise price to be determined by New Energy and Haoyan. Haoyan is controlled by the Shareholder. After the signing of these agreements, the Company still consolidates 100% of the accounts of Jinhao HK, New Energy and Guangdong Jinhao.

(ii)

On July 23, 2010, Guangdong Jinhao entered into two technology licensing agreements with a patent holder (the “Licensor”) to replace the two old patent use rights agreements dated on October 1, 2008 with the Licensor. Under these agreements, the Guangdong Jinhao has the exclusive rights to use the patent for free.

(iii)

On August 11, 2010, the Company entered into a share exchange agreement with Jinhao Motor Company, a Nevada corporation, the Shareholder, and Mr. Mark Hague, Jinhao Motor Company’s major shareholder, pursuant to which Jinhao Motor Company acquired 100% of the issued and outstanding capital stock of the Company in exchange for 45,600,418 shares of Jinhao Motor Company. For accounting purposes, the share exchange transaction with Jinhao Motor Company was treated as a reverse acquisition, with the Company as the acquirer and Jinhao Motor Company as the acquired party.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

15.	Subsequent Events (Continued)

In connection with the reverse acquisition, on August 11, 2010, Jinhao Motor Company entered into a securities purchase agreement (the “Purchase Agreement”) with its major shareholder and the Company and certain accredited investors (“Investors”), pursuant to which Jinhao Motor Company agreed to issue and sell to the Investors 6,857,204 units (the “Unit”) at a purchase price of $4.37496 per Unit (the “Series A Financing”). Each Unit consists of one share of Jinhao Motor Company’s newly-designated Series A Redeemable Convertible Preferred Stock, with a par value of $0.001 per share (“Series A Preferred Stock”) and one warrant (the “Warrant”; collectively, the “Warrants”) to purchase 0.5 share of Jinhao Motor Company’s common stock, with a par value of $0.001 per share (the “Common Stock”). The Investors are entitled to receive dividend at an annual rate of 7%.

At the option of the holder, the Series A Preferred Stock can be converted into one share of Jinhao Motor Company’s Common Stock at a conversion price of $4.37496 per share (“Conversion Price”). The Warrants are immediately exercisable at a per share price of $6.56244 (“Investors Warrants Exercise Price”) and have a term of 3 years. Both Conversion Price and Investors Warrants Exercise Price are subject to customary adjustments including an anti-dilution adjustment clause. Upon the occurrence of certain events or any time on or after the first anniversary of the closing date under the Purchase Agreement, Investors have an option to require Jinhao Motor Company to redeem all or a portion of the Series A Preferred Stock, at a redemption price calculated based on the terms of the Certificate of Designation of Series A Redeemable Convertible Preferred Stock filed with the Secretary of State of the State of Nevada dated on August 16, 2010 (the “Certificate”). In addition, the Investors have the right to request mandatory conversion of Series A Preferred Stock at a conversion price in accordance with the Certificate.

Among other conditions included in the Covenants of the Purchase Agreement, Jinhao Motor Company agreed to compensate Investors in cash, if its after tax net profit for the years ended December 31, 2010, 2011 and 2012 are below $35 million, $48 million and $68 million, respectively. Jinhao Motor Company is also prohibited from effecting or entering into certain subsequent equity issuance agreements and certain other transactions without Investors’ approval.

Effective on September 2, 2010 (“Closing Date”), Jinhao Motor Company closed the Series A Financing for total gross proceed of $30,000,000. The net proceeds were approximately $ 25.6 million after deducting the related placement agent commissions and other professional fees. In addition, the placement agent received 514,290 warrants (“Placement Agent Warrants”) with an exercise price of $4.50. The Placement Agent Warrants will expire at the latest of (i) 5 years following the closing of issuance of the Series A Preferred Stock; (ii) 5 years following the date when the Company becomes a publicly traded entity and (iii) the expiration date of Warrants issued to Investors in connection with Series A Financing.

Jinhao Motor Company is required to file a registration statement within 30 days of the Closing Date and cause such registration statement to become effective within 150 days of the Closing Date (which period shall be extended by 30 additional days in the event such registration statement shall be subject to a full review). Jinhao Motor Company is required to pay each Investor a compensation equal to 1% of such Investor’s investment amount for each month of delay in the effectiveness of the registration statement up to the greater of (i) 8% of such Investor’s investment amount, and (ii) the amount of damages that such Investor incurs as a result of such delay.

JINHAO POWER HOLDINGS LTD. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements for the periods ended June 30, 2010 and 2009
(UNAUDITED)
(Expressed in thousands of US dollars, except share and per share amounts)

In accordance with the Purchase Agreement, Jinhao Motor Company is committed to acquire a particular car manufacturing company and obtain certain permits and approvals related to its operations within 6 months after the Closing Date.

ITEM 2	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward Looking Statements

In addition to historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

  our ability to maintain or increase our market share in the competitive markets in which we do business;

  our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;

  our dependence on the growth in demand for the end applications that are powered by our products;

  our ability to diversify our product offerings and capture new market opportunities;

  our ability to source our needs for skilled labor, machinery and raw materials economically;

  the loss of key members of our senior management; and

  Uncertainties with respect to the PRC legal and regulatory environment.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

  the “Company,” “we,” “us,” and “our” refer to the combined business of Jinhao Motor Company, a Nevada corporation (formerly, Georgia International Mining Corp.), and its subsidiaries, Jinhao Power Holdings Ltd., a BVI limited company, or “Jinhao Power”, Jinhao Motorcycle Company Limited, or “Jinhao Motorcycle,” a Hong Kong company, Jinhao New Energy (Zhaoqing) Development Co., Ltd., or “New Energy,” a PRC company, and New Energy’s 49% minority-owned subsidiary and variable interest entity, through its contractual arrangements with Haoyan, Guangdong Jinhao Motorcycle Co, Ltd., or “Guangdong Jinhao,” a PRC limited company, as the case may be;

  “Haoyan” refers to Zhaoqing Haoyan Industrial Co., Ltd., the holder of 51% of the equity interest in Guangdong Jinhao, our variable interest entity;

  “PRC,” “China,” and “Chinese,” refer to the People's Republic of China;

  “BVI” refers to the British Virgin Islands;

  “Hong Kong” refers to the Hong Kong Special Administrative Region of the People's Republic of China;

  “SEC” refers to the Securities and Exchange Commission;

  “Securities Act” refers to the Securities Act of 1933, as amended;

  “Exchange Act” refers the Securities Exchange Act of 1934, as amended;

  “Renminbi” and “RMB” refer to the legal currency of China; and

  “U.S. dollars,” “dollars”, “USD” and “$” refer to the legal currency of the United States.

Overview

We are mainly engaged in the production and distribution of motorcycles and small engines to domestic and overseas markets. The domestic market accounts for approximately 23.74% of our sales in 2009, with the overseas market, primarily Afghanistan, Pakistan, Bangladesh, Lebanon, Egypt, Libya, Angola, Kenya, Venezuela, and Republic of Dominica, making up the remaining 76.26% of sale.

We intend to expand into the electric vehicle segment and we have launched our electric vehicle production line and delivered our first order in October 2009. We invested over $26 million into R&D for electric vehicles, and have entered into exclusive patent license agreements for 2 patents to be used in the planned production of electric vehicles. We have signed a sales agency agreement with six distributors across China and overseas we have signed sales contracts with buyers from Spain, Finland, Italy, Chile and Thailand. We are also focused on developing distribution channels with EU Countries and the United States.

Our head office is located in Zhaoqing, Guangdong Province. Our manufacturing plant is well established with good access to ground, air and water transportation.

Recent Developments

On August 11, 2010, we completed a reverse acquisition transaction, pursuant to which we acquired 100% of the issued and outstanding capital stock of Jinhao Power in exchange for 45,600,418 shares of our common stock, with a par value of $0.001, which constituted 95% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition and after giving effect to a cancellation of 2,479,523 shares of our common stock by our former director and officer on the same day pursuant to a share purchase agreement.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Government Support of Fuel-Efficient Vehicles. The Chinese government plans to devote time and energy for the research and implementation of tax policies geared toward the development of energy-saving cars and decreasing energy consumption through a comparatively lower consumption tax on fuel-efficient vehicles. The Chinese government is highly supportive of new energy vehicles. It will subsidize RMB 60,000 and RMB 600,000 for each electric vehicle and electric bus. Meanwhile, many governments around the world provide plans that may provide us with business opportunities. The National Development and Reform Commission in China recently added 71 models from 16 different automakers to the approved list of vehicles that qualify for subsidies based on fuel efficiency alone.

  Product Development and Brand Recognition. We believe that in order to compete effectively in our product market, we need to constantly improve the quality of our products and deliver new products. As such, we face the challenge of expanding our research and development capacity. We need to maintain a strong and sufficient research and development team and identify the right directions for our research and development. We also face the long-term challenge of developing our brand recognition. In addition to providing high quality products and effective project execution, we believe that in order to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share, we will also need to continue expanding our sales channels and engage in more sophisticated marketing. With adequate funding, we plan to acquire a number of automobile production enterprises or modification of class commercial vehicle manufacturers that are strong to compliment our strengths in product design, integration, and implementation. We believe that this strategy would result in driving our strength in products and services to a wider client base.

Taxation

Jinhao Motor Company is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States.

Jinhao Power was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

Jinhao Motorcycle was incorporated in Hong Kong. No provision for Hong Kong profits tax has been made, as we did not earn any income subject to Hong Kong profits tax for the years ended December 31, 2009 and 2008.

All of our business operations are conducted through New Energy and Guangdong Jinhao, located in the PRC.

On March 16, 2007, the National People's Congress of China passed a new Enterprise Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008. Before the implementation of the EIT Law, foreign invested enterprises, or FIEs, established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Despite these changes, the EIT Law gives FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law will be subject to gradually increased EIT rates over a 5-year period until their tax rate reaches 25%. In addition, the Old FIEs that are eligible for other preferential tax treatments by the PRC government under the original EIT law are allowed to continue enjoying their preference until these preferential treatment periods expire.

Guangdong Jinhao was entitled to a tax holiday of a 2-year full exemption followed by a 3-year 50% exemption commencing from its first profit-making year after offsetting accumulated tax losses, if any. The PRC government has approved fiscal 2007 as Guangdong Jinhao’s first full operational and profitable year, and accordingly Guangdong Jinhao has received a full exemption from income tax for years ended December 31, 2008 and 2007. Guangdong Jinhao is entitled to a 50% reduction in its tax rate from fiscal 2009 to fiscal 2011. Accordingly, the effective income tax rate is 12.5% for the year ended December 31, 2009.

Business Segments

Prior to 2009, the electric car business was in a development stage and generated a limited amount of revenue. Management reviewed aggregated financial information relating to both electric car and motorcycle business. Since sales of electric car incurred later 2009, the electric car business is identified by management as a new reportable segment in 2009. Accordingly, segment data for year ended December 31, 2008 presented for comparative purposes has been provided to reflect the newly reportable segment as a separate segment.

Segment results and assets include items directly attributable to a segment as well as those can be allocated on a reasonable basis. Unallocated items are those which, according to IFRS 8, do not meet the criteria for inclusion under one of the two reporting segments. They consist of cash, short term investment, interest-earning assets, interest-bearing loans and revenue, interest-bearing borrowings and expenses, due to (from) related parties, certain prepayments and accrued liabilities, current and deferred income taxes, and corporate income and expenses. Our treasury operations are managed centrally and it is impracticable to allocate interest income and expense to segments.

Results of Operations

Comparison of Three Months Ended June 30, 2010 and June 30, 2009

The following table sets forth key components of our results of operations during the three months ended June 30, 2010 and 2009, both in thousands of dollars and as a percentage of our net sales.

(All amounts in thousands of U.S. Dollars)

	Three Months Ended		Three Months Ended
	June 30, 2010		June 30, 2009
		% of Sales		% of Sales
	Amount	Revenue	Amount	Revenue
Sales revenue	$52,970	100.0%	$46,802	100.0%
Cost of sales	40,275	76.0%	38,651	82.6%
Gross profit	12,695	24.0%	8,151	17.4%
Operating expenses
Selling expenses	2,467	4.7%	1,343	2.9%
Administrative expenses	302	0.6%	194	0.4%
Amortization of development cost	612	1.2%	-	-
Total operating expenses	3,381	6.4%	1,537	3.3%
Income from operations	9,314	17.5%	6,614	14.1%
Finance costs	233	0.4%	159	0.3%
Income before income taxes	9,081	17.1%	6,455	13.8%
Income taxes	1,224	2.3%	736	1.6%
Net income	$7,857	14.8%	$5,719	12.2%
Foreign Currency translation gain (loss)	844	1.6%	36	0.1%
Comprehensive income	$8,701	16.4%	$5,755	12.3%

Sales. Sales increased $6.17 million, or 13.18%, to $52.97 million for the three months ended June 30, 2010 from $46.80 million for the same period in 2009. The increase in sales was attributed mainly by the increase of revenues from our electric vehicle division, which reached to $8.85 million compared to nil in the same period last year. This increase was offset by decreased revenues from the motorcycle division. Total revenues generated from the motorcycle division were $44.12 million for the three months ended June 30, 2010 compared to $46.80 million in the same period 2009. The $2.68 million, or 5.73%, decrease is mainly due to the fact that the new standards for motorcycle, National II Standards, became effective on July 1, 2010. Some of our customers were withholding their orders to wait and see the market reaction.

Cost of Sales. Cost of sales increased $1.62 million, or 4.2%, to $40.27 million in the three months ended June 30, 2010 from $38.65 million in the same period in 2009. As a percentage of sales, cost of sales decreased by 6.6% to 76% for the three months ended June 30, 2010, compared to 82.6% in the same period 2009. This percentage of sales decrease was mainly due to product mix changes as the gross margin of electric vehicles was higher than that of motorcycles. In addition, an increase in export sales also contributed to the decrease as export sales have a higher margin than domestic sales.

Gross Profit and Gross Margin. Gross profit increased $4.54 million, or 55.76%, to $12.69 million in the three months ended June 30, 2010 from $8.15 million in the same period in 2009. Gross profit as a percentage of net revenue was 24.0% and 17.4% for the three months ended June 30, 2010 and 2009, respectively. The increase in the gross margin was primarily driven by the increase in sales from the electric vehicle division, which has an average gross margin of 29%, compared to the motorcycle’s gross margin of 22%. In addition, an increase in export sales also contributed to the increase in gross margin as export sales have a higher margin than domestic sales.

Selling Expenses. Selling expenses increased $1.12 million, or 83.69%, to $2.47 million in the three months ended June 30, 2010 from $1.34 million in the same period in 2009. The increase was primarily a result of the increase in selling activities relating to the newly launched electric vehicles.

Administrative Expenses. Administrative expenses increased $0.11 million, or 55.67%, to $0.30 million in the three months ended June 30, 2010 from $0.19 million in the same period in 2009. This increase was mainly due to increases in audit and other professional fee expenses in anticipation of our reverse acquisition transaction.

Amortization of development cost. Amortization of development cost was $ 0.61 million in the three months ended June 30, 2010, as compared to nil in the same period last year. This relates to the amortization of the capitalized development expenses on the development of electric cars, which commenced sales in the fourth quarter of fiscal 2009.

Income Before Income Taxes. Income before income taxes increased by $2.63 million, or 40.68%, to $9.08 million in the three months ended June 30, 2010 from $6.45 million in the same period in 2009. Such increase was mainly due to the increase in our sales and gross margin as noted above.

Income Taxes. Income tax expenses increased $0.49 million, or 66.30%, to $1.22 million in the three months ended June 30, 2010 from $0.74 million in the same period in 2009. The increase was solely due to increased taxable income as a result of the increased sales. See “Taxation” above for more information.

Net Income. In the three months ended June 30, 2010, we generated a net income of $7.86 million, an increase of $2.14 million, or 37.38%, from $5.72 million in the same period in 2009. This increase was primarily attributable to the increase in our sales and gross margin as noted above.

Comparison of Six Months Ended June 30, 2010 and June 30, 2009

The following table sets forth key components of our results of operations during the six months ended June 30, 2010 and 2009, both in thousands of dollars and as a percentage of our net sales.

(All amounts in thousands of U.S. Dollars)
	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
		% of Sales		% of Sales
	Amount	Revenue	Amount	Revenue
Sales revenue	$103,375	100.0%	$78,993	100.0%
Cost of sales	79,308	76.7%	64,268	81.4%
Gross profit	24,067	23.3%	14,725	18.6%
Operating expenses
Selling expenses	5,182	5.0%	3,180	4.0%
Administrative expenses	674	0.7%	375	0.5%
Amortization of development cost	1,223	1.2%	-	-
Total operating expenses	7,079	6.9%	3,555	4.5%
Income from operations	16,988	16.4%	11,170	14.1%
Finance costs	440	0.4%	292	0.4%
Income before income taxes	16,548	16.0%	10,878	13.8%
Income taxes	2,253	2.2%	1,217	1.5%
Net income	$14,295	13.8%	$9,661	12.2%
Foreign Currency translation gain (loss)	845	0.8%	(100)	0.1%
Comprehensive income	$15,140	14.6%	$9,561	12.1%

Sales. Sales increased $24.38 million, or 30.87%, to $103.37 million for the six months ended June 30, 2010 from $78.99 million for the same period in 2009. The increase in sales consists of $12.37 million increase of revenues from the electric vehicle division, compared to nil in the same period last year; and $12.02 million increase of revenues from the motorcycle division, which reached to $91.01 million compared to $78.99 million in the same period last year. The $12.02 million increase of revenues from the motorcycle division is mainly due to the increase of export sales to the Middle East and Africa region. Exports motorcycles increased by 19.9% for the six months ended June 30, 2010 compared to that in the same period 2009; which is offset by 2.9% decrease is domestic sales during the six months ended June 30, 2010 as compared to that in the same period 2009.

Cost of Sales. Cost of sales increased $15.04 million, or 23.4%, to $79.31 million in the six months ended June 30, 2010 from $64.27 million in the same period in 2009. As a percentage of sales, cost of sales decreased by 4.7% to 76.7% for the six months ended June 30, 2010, compared to 81.4% in the same period 2009. This percentage of sales decrease was mainly due to product mix changes as the gross margin of electric vehicles was higher than that of motorcycles. In addition, an increase of export sales also contributed to the decrease as export sales have a higher margin than domestic sales.

Gross Profit and Gross Margin. Gross profit increased $9.34 million, or 63.44%, to $24.07 million in the six months ended June 30, 2010 from $14.73 million in the same period in 2009. Gross profit as a percentage of revenue was 23.3% and 18.6% for the six months ended June 30, 2010 and 2009, respectively. The increase in the gross margin was primarily driven by the increase in sales from the electric vehicle division, which has a higher gross margin than that from motorcycles sales. In addition, an increase in export sales also contributed to the higher gross margin as export sales have a higher gross margin than domestic sales.

Selling Expenses. Selling expenses increased $2 million, or 62.96%, to $5.18 million in the six months ended June 30, 2010 from $3.18 million in the same period in 2009. The increase was primarily a result of the increase in selling activities relating to the newly launched electric vehicles.

Administrative Expenses. Administrative expenses increased $0.30 million, or 79.73%, to $0.67 million in the six months ended June 30, 2010 from $0.38 million in the same period in 2009. This increase was mainly due to increases in audit and other professional fee expenses in anticipation of our reverse acquisition transaction.

Amortization of development cost. Amortization of development cost was $ 1.22 million in the six months ended June 30, 2010, as compared to nil in the same period last year. This relates to the amortization of the capitalized development expenses on the development of electric cars, which commenced sales in the fourth quarter of fiscal 2009.

Income Before Income Taxes. Income before income taxes increased by $5.67 million, or 52.12%, to $16.55 million in the six months ended June 30, 2010 from $10.88 million in the same period in 2009. The reason for such increase was mainly due to the increase in our sales and gross margin as noted above.

Income Taxes. Income tax expenses increased $1.04 million, or 85.13%, to $2.25 million in the six months ended June 30, 2010 from $1.22 million in the same period in 2009. The increase was solely due to increased taxable income as a result of the increased sales. See “Taxation” above for more information.

Net Income. In the six months ended June 30, 2010, we generated a net income of $14.30 million, an increase of $4.63 million, or 47.97%, from $9.66 million in the same period in 2009. This increase was primarily attributable to increase in our sales and gross margin as noted above.

Liquidity and Capital Resources

As of June 30, 2010, we had cash and cash equivalents of $10.60 million, primarily consisting of cash on hand and demand deposits. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in thousands of U.S. Dollars)

	Six Months Ended June 30,
	2010	2009
Net cash provided by operating activities	$1,495	$57,638
Net cash provided by (used in) investing activities	1,465	(52,445)
Net cash (used in) provided by financing activities	(1,465)	732
Effects of exchange rate change in cash	70	4
Net increase in cash and cash equivalents	1,565	5,929
Cash and cash equivalent at beginning of the period	9,032	1,846
Cash and cash equivalent at end of the period	$10,597	$7,775

Operating activities

Net cash provided by operating activities was $1.50 million for the six months ended June 30, 2010, as compared to $57.64 million provided by operating activities for the same period in 2009. The decrease in net cash provided in operating activities was primarily due to increases in trade receivables and inventory. As of June 30, 2010, the total inventories amounted to $12.63 million, compared to $1.17 million as at December 31, 2009 and the total trade receivables amounted to $11.45 million as compared to $5.78 million as at December 31, 2009. For the same period in 2009, the accounts receivable and inventory balances decreased by approximately $31.86 million. Decreased accounts payables of $1.29 million for the six months ended June 30, 2010 compared to increased accounts payable of $9.55 million also attributed to the decreased net cash provided by operating activities.

Investing activities

Net cash provided by investing activities for the six months ended June 30, 2010 was $1.47 million, as compared to $52.45 million net cash used in investing activities for the same period of 2009. The Company converted $1.47 million short-term investment to cash after its maturity during the six months ended June 30, 2010. No other investing activities incurred in the six months ended June 30, 2010. However, in the same period last year, the Company spent $52.45 million on property, plant and equipment.

Financing activities

Net cash used in financing activities for the six months ended June 30, 2010 was $1.47 million, as compared to $0.73 million provided by financing activities for the same period of 2009. The Company repaid $8.06 million bank loans and borrowed $6.59 short-term bank loans in the second quarter of 2010. In the same period last year, the Company repaid $2.19 million bank loans and borrowed $2.92 million short-term bank loans.

Loan Commitments

As of June 30, 2010, the amount, maturity date and term of each of our bank loans were as follows:

(all amounts in thousands of U.S. dollars)

Bank	Amount	Interest Rate	Maturity Date	Duration
China Merchandise Bank	2,949	5.940%	-	6 months
Shenzhen Development Bank	4,424	7.268%	December 31, 2010	6 months
Dawang Rural Credit Cooperatives	2,359	6.975%	April 2012	36 months
Bank of Communications	3,687	5.350%	Various dates in July 2010	12 months

The outstanding bank loans listed above are used primarily for general working capital and purchase of raw material purposes. The Company has an operating line of credit from China Merchandise Bank with a maximum available credit of approximately $4.87 million. The amount withdrawn from the line is due in six months from the date of withdrawal. The line will expire on March 24, 2011 and is guaranteed by Zhaoqing Haoyan Industrial Co. Ltd. and Mr. Tsoi. The Company has two operating lines of credit from Shenzhen Development Bank with total available credit to a maximum of approximately $4.42 million. The amounts withdrawn from the lines are due in December 2010. The lines of credit are available until December 31, 2010. The Company has an operating line of credit from Dawang Rural Credit Cooperative with total available credit to a maximum of approximately $2.65 million. The loan is secured by the land use right and certain buildings. Both the due date of the loan and the expiry date of the line are April 1, 2012. The Company has three bank loans from Bank of Communications for a total of approximately $3.69 million. The loans are due on various dates in July 2010.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or to obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

Off Balance Sheet Arrangements

During the period covered by this report, we do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introduction.

Critical Accounting Policies

The preparation of financial statements in conformity with International Financial Reporting Standards, or IFRS, requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue

Revenue is measured at the fair value of the consideration received or receivable provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably.

The Company exports motorcycles and electric cars to foreign wholesalers through certain export agents and sells to PRC domestic wholesalers. The Company recognizes revenues on the sale of products, net of discounts and sales returns, when products are delivered to customers or when delivered to export agents and carriers for export sales, which is when title and risks and rewards of ownership pass to the customers or export agents. Furthermore, revenue is recognized when collectability of the resulting receivable is reasonably assured.

For both export and domestic motorcycle sales, the Company makes no warranty, other than a right to return the product, typically within a period of one to three months. According to historical information, the amount of sales returns is not significant.

For both export and domestic electric car sales, the Company provides customers with a general warranty period from three month to one year. A warranty provision is accrued when sales incur.

Revenue from motorcycle and electric car sales excludes value added tax and other sales tax. The excise tax related to the sales of products is included in cost of sales.

Foreign Currency

The Company has adopted USD as its presentation currency in the preparation of its consolidated financial statements. The functional currency of the Company is USD. The functional currency of Guangdong Jinhao, Jinhao Motorcycle and New Energy is RMB, which is the currency of the primary economic environment in which these subsidiaries operate.

Transactions in foreign currency are recorded at the exchange rate prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are remeasured into the functional currency at the exchange rate prevailing on the balance sheet date. Exchange differences are recognized in net earnings. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are recorded using the exchange rate as at the date of the initial transaction.

For the purpose of consolidation, the assets and liabilities are translated into USD at the exchange rate prevailing on the balance sheet date and the income and expenses at the average exchange rates for the period. The exchange differences arising from the translation are classified as equity and recognized as other comprehensive income.

Plant and Equipment

Items of plant and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to bring the asset to its working condition and location for its intended use. Expenditures incurred after plant and equipment have been put into intended use, such as repairs and maintenance, are normally charged to net earnings in the year in which the costs are incurred. Items of plant and equipment are depreciated on a straight-line basis, with 5%-10% residual value, over their expected useful lives as follows:

Buildings	20 years
Equipment and machinery	5-8 years
Vehicles and office equipment	5 years

The residual value, the useful life and the depreciation method applied to an asset are reassessed annually.

Use of estimates and judgements

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future period are affected.

Judgments made by management in the application of IFRS that have a significant effect on the consolidated financial statements and major sources of estimation uncertainty include impairment assessment of development costs of the electric car project, bad debt allowance for trade receivables, the useful life of plant and equipment, land use right, development costs of the electric car project and provision for the electric car sales.

Interest-bearing borrowings

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

Development Costs

Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized as expenses in net earnings as incurred.

Development activities involve a plan or design for the production of electric cars. Development expenditures are capitalized only if development costs can be measured reliably, the product in development is technically and commercially feasible, future economic benefits are probable, and the Company has sufficient resources, intends and is able to complete the development and sell the product. The expenditures capitalized include the cost of materials, direct labour and overhead costs that are directly attributable to the development of the product for its intended use. Other development expenditures are recognized as expenses in the statement of income as incurred.

Development costs are stated at cost less accumulated amortization and impairment losses. Development costs are amortized over an expected estimated useful life of 10 years using the straight-line method, commencing the last quarter of 2009 when the Company started production of the electric car.

Development costs are assessed for impairment whenever there is an indication that they may be impaired. The amortization period and the amortization method are reviewed at each balance sheet date.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the weighted average basis and, in the case of work in progress and finished goods, comprises direct materials, direct labour, and an appropriate proportion of overheads. Net realizable value is based on the estimated selling price in the ordinary course of business less any further costs expected to be incurred to completion and disposal.

Warranty Provision

The Company provides electric car customers a general warranty period from three months to one year. The estimated liability for product warranties is recorded when products are sold. These estimates are established based on the limited information to date. Management will monitor the operation and refine the estimates on a continuous basis. The timing of when warranty claims will arise and when the liabilities will be settled may vary. This is typically up to one year.

Impairment

The carrying amounts of the Company’s non-financial assets, other than deferred tax assets and inventories, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”).

An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in the statement of income. Impairment losses recognized in prior periods are assessed at each balance sheet date for any indication that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

A financial asset is assessed at each balance sheet date to determine whether there is any objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of the asset.

An impairment loss in respect of a financial asset measured at the amortized cost is calculated as the difference between its carrying amount, and the present value of estimated future cash flows discounted at the original effective interest rate.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognized in net earnings.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost, the reversal is recognized in net earnings.

Recent Accounting Pronouncements

Revised IFRS 3 “Business Combinations”

The revised standard introduces some changes which affect (among other things) the valuation of non-controlling interests, the accounting for transaction costs, the initial recognition and subsequent measurement of contingent consideration and the accounting for business combinations achieved in stages. These changes will impact the amount of goodwill recognized, the reported results in the period that an acquisition occurs and future reporting results.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendments to IAS 7 “Statement of Cash Flows”

The amendments clarify that only expenditures that result in the recognition of an asset can be classified as a cash flow from investing activities.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendments to IAS 17 “Leases”

The amendments clarify that when a lease includes the land and building elements, an entity should determine the classification of each element based on paragraphs 7 - 13 of IAS 17, taking account of the fact that land normally has an indefinite economic life.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendments to IAS 27 “Consolidated and Separate Financial Statements”

The amendments (among other things) require accounting for changes in ownership interests by the Company in a subsidiary, while maintaining control, to be recognized as an equity transaction. When the Company loses control of a subsidiary, any interest retained in the former subsidiary will be measured at fair value with the gain or loss recognized in profit or loss.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment of IAS 28 “Investment in Associates”

Following the adoption of Amended IAS 27 as aforesaid, certain provisions in IAS 28 “Investment in Associates” have been amended. Pursuant to the amendment, during the partial disposal of an associated company that leads to the loss of significant influence, the remaining investment following the partial disposal should be measured at fair value. The difference between the carrying amount of the remaining investment and its fair value is carried to profit or loss.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment to IAS 36 “Impairment of Assets”

The amendment stipulates that the cash-generating units or groups of cash-generating units to which goodwill is allocated within the framework of impairment testing shall not be larger than an operating segment, excluding the grouping of segments with similar financial characteristics.

The adoption of this standard on January 1, 2010 did not have a material impact on the Company’s consolidated interim financial statements.

Amendments to IAS 38 “Intangible Assets”

The amendments clarify guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar economic useful life.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment to IAS 39 “Financial Instruments: Recognition and Measurement”

The amendment limits the exemption from the implementation of the Standard solely to forward contracts between a seller and a buyer for the purchase or sale of an acquiree under a business combination on a future purchase date, provided that the obtaining of the required approvals and the closing of the transaction do not exceed a reasonable period.

Additionally, the amendment clarifies that gains or losses attributed to a cash flow hedge in a forecast transaction are to be reclassified from shareholders’ equity to profit or loss during the period in which the hedged anticipated cash flows affect the profit or loss.

The amendment further determines that the early repayment option that is embedded in a host debt or insurance contract is invariably linked to the host contract, with the exercise increment of the early repayment option serving as an indemnification to the lender for the loss of interest.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment to IFRS 5 “Non-Current Asset Held for Sale and Discontinued Operations”

Pursuant to the amendment, the assets and liabilities of a subsidiary are to be classified as held-for- sale to the extent that the parent company has undertaken to carry out a program for the sale of its controlling interest therein, even if it intends to maintain a non-controlling interest.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

IFRIC 17 “Distribution of Non-cash Assets to Owners”

This interpretation prescribes the accounting treatment of non-cash assets to shareholders. The interpretation, inter alia, determines the date of measurement of an obligation to distribute non-cash assets to the owners of the entity and the measurement of the amount of liability until the date of its settlement.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

IFRIC 18 “Transfers of Assets from Customers”

The interpretations clarify the accounting for arrangements where an item of property, plant and equipment, which is provided by the customer, is used to provide an ongoing service.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendments to IFRS 2 “Cash-settled Share-based Payment Transactions”

These amendments prescribe the accounting treatment in the separate financial statements of an entity of share-based payment transactions which are settled by other entities in the Group. In addition, the amendments to IFRS 2 integrate previous guidelines of IFRIC 8: “Scope of IFRS 2” and IFRIC 11: “Group and Treasury Share Transactions”.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Amendment to IFRS 8 “Operating Segments”

Pursuant to the amendment, disclosure is to be provided with respect to the measurement of the assets of a reportable segment only to the extent that such information is regularly reported to the chief operating decision-maker.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

New Standards and interpretations issued subsequent to fiscal 2009 year-end but not yet in effect:

Amendment to IFRIC 14 “ Prepayments of a Minimum Funding Requirement”

This amendment permits a voluntary prepayment of a minimum funding requirement to be recognized as an asset. This Amendment is effective for annual reporting periods commencing on or after January 1, 2011.

Amendment to IAS 24 “Related party disclosures”

The amendment removes the requirement for government-related entities to disclose details of all transactions with the government and other government-related entities, and clarifies and simplifies the definition of a related party. The amended definition means that some entities will be required to make additional disclosures. For example, a subsidiary is now required to disclose transactions with an associate of its parent. An entity that is controlled by an individual that is part of the key management personnel of another entity is now required to disclose transactions with that second entity. This amendment is effective for annual reporting periods commencing on or after January 1, 2011.

Amendment to IAS 32 “Financial Instruments: Presentation”

The amendment permits rights issues (rights, options or warrants) that are denominated in a currency other than the functional currency of the issuer to be classified as equity provided certain conditions are met. Previously such rights issues had to be classified as derivative liabilities. This amendment is effective for annual reporting periods commencing on or after February 1, 2010.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not Applicable.

ITEMS 4. CONTROLS AND PROCEDURES

During the three months ended June 30, 2010, we were not subject to the disclosure controls and procedures requirements of Rule 13a-15 under the Exchange Act.

PART II
OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

ITEM 1A. RISK FACTORS

Not applicable.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. (REMOVED AND RESERVED)

ITEM 5. OTHER INFORMATION

We have no information to include that was required to be but was not disclosed in a report on Form 8-K during the period covered by this Form 10-Q. There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

ITEM 6. EXHIBITS

Not Applicable.

* * *